Exhibit 99.1

Jefferies Provides Letter from Its CEO and President
Regarding Point Bonita Capital and First Brands Group

NEW YORK October 12, 2025 - Jefferies Financial Group, Inc. (NYSE: JEF) (“Jefferies”) announced today that is has posted this letter from our CEO, Rich Handler, and our President, Brian Friedman:

Dear Clients, Stakeholders and Friends of Jefferies,

Since the circumstances surrounding First Brands have resulted in articles and snippets that mention Jefferies (in many cases, with inaccurate or conflated allegations or assertions), we believe it’s important to share with our clients, fellow shareholders, bondholders, employee-partners, and friends of Jefferies both the actual facts and our perspective.

The possible impact on Jefferies of the First Brands bankruptcy should be considered and measured against these overriding facts:

•	A sound financial condition – Jefferies had total equity on August 31, 2025 of $10.5 billion and tangible equity of $8.5 billion,
•	Ample liquidity – Jefferies had cash of $11.5 billion on August 31, 2025,
•
True momentum across our business, as demonstrated most clearly by Jefferies’ third quarter results announced two weeks ago – these results annualized would represent net revenues of $8.2 billion, earnings before income taxes of $1.3 billion and net earnings of $1.0 billion, and

•
A continuing and strengthened partnership with SMBC – as we announced three weeks ago, SMBC and we significantly expanded our Global Strategic Alliance, which included $2.5 billion of new and incremental credit facilities and SMBC intending to increase its ownership interest in Jefferies from 14.5% to up to 20%.

This Thursday morning at our Annual Investor Meeting, we will amplify and detail the strong momentum of our unique Wall Street firm, which remains keenly focused on executing and further realizing its potential.  In addition to a favorable operating environment for our business, we also see exceptional opportunities for continuing growth.

The issues surrounding First Brands are the result of decisions and actions at First Brands, including possible fraudulent or otherwise improper activity that is under investigation by the First Brands’ Chief Restructuring Officer and reportedly under investigation by the United States Department of Justice.  Those actions and decisions drove First Brands – formerly a leader in its sector that had financial statements audited by a top accounting firm, major law firms representing it and a track record that attracted the support of major banks, lenders and sophisticated investors – to need bankruptcy protection.

The First Brands situation could cause Jefferies financial loss over time in respect of our own indirect investments (Jefferies’ investments effectively comprise $43 million, or 5.9%, of Point Bonita’s accounts receivables purchased from First Brands and a small ($2 million) interest in First Brands’ bank loans through Jefferies Finance’s Apex platform), legal costs or otherwise.  Relative to the scale of Jefferies, we are confident that any losses or expenses from these investments or otherwise in respect of First Brands can readily be absorbed and do not threaten our financial condition or business momentum.  We believe there has been an impact on our equity market value and credit perception that is meaningfully overdone, and we expect this to correct soon as the facts and range of outcomes are better understood.

Below, we discuss in Q&A format a series of subjects that we believe, together, will allow you to dimension the range of any risk Jefferies may face from First Brands at its appropriately manageable and absorbable level:

Did Jefferies earn undisclosed fees on financing it provided to First Brands Group through a “side letter” between Jefferies and First Brands?

No.  First Brands entered into a written agreement with Point Bonita that was solely for the benefit of the investors in Point Bonita, and that, furthermore, was disclosed to all first and second lien lenders to First Brands.  There were no undisclosed fees earned by Jefferies.

The fee letter provides for the payment of certain fees to the fund managed by Point Bonita in respect of transactions between First Brands and the fund.  Jefferies did not earn those fees (other than to the extent Jefferies is a 5.9% investor in the Point Bonita fund), but rather the fund’s investors received those fees.  Second, those fees were paid in connection with the fund’s purchase of accounts receivable from First Brands.  Being sensitive to the fact that First Brands had agreed with its term-loan holders to cap the interest rates that could be paid to potential lenders against receivables, this question was analyzed by First Brands’ top-tier, internationally recognized external counsel, which issued a formal legal opinion stating that the fees contemplated as part of the receivable-purchase agreement did not contravene the credit agreement.

Moreover, the Master Receivables Purchase Agreement (MRPA) between First Brands and Point Bonita, which included and expressly referenced the fee letter, was listed for years on the schedules to the Credit Agreement between all first lien and second lien lenders and First Brands.

How are you managing the redemptions from Point Bonita?

Last month, immediately following the discovery of the issues at First Brands, Leucadia Asset Management communicated directly with Point Bonita fund investors, anticipating and agreeing with our co-investors that it made sense for them to submit redemption requests in order to maximize their flexibility as Point Bonita worked through the circumstances surrounding the receivables it purchased from First Brands.  Redemption requests become effective December 31, 2025 (and can be rescinded until that date), and lead to four quarterly, pro rata redemption payments, with the last payment being made in October 2026.   That schedule means Point Bonita will have over a year, if necessary, to realize the full value of the rest of its portfolio; to pay off all its debt, which is far more than fully covered by assets apart from the First Brands-related receivables; to return the value of the rest of the fund to our co-investors; and to drive and maximize the recovery from the account receivable purchased from First Brands.

What was Jefferies’ investment banking relationship with First Brands?

First Brands engaged with a range of banks and Wall Street firms over the last ten years.  During that period, Jefferies only once served as financial advisor to First Brands in respect of an acquisition.  In each of the other four First Brands acquisitions in which we were involved, we were on the other side of the table, negotiating against First Brands.
In addition, except for one $300 million loan in 2023 that we underwrote, each financing of First Brands arranged by Jefferies in the last ten years was on a best-efforts – not underwritten – basis.  We are aware of nine other banks being involved in acquisitions or loan arrangements for First Brands.

Was anyone at Jefferies ever aware of any fraudulent activity at First Brands?

Nobody at Jefferies was aware of fraudulent activity at First Brands.  We learned of the fraud allegations when the rest of the public learned, and then only after First Brands ceased remitting to Point Bonita cash collected in respect of the accounts receivable owned by the fund.

Jefferies began a process this summer to refinance First Brands’ existing debt in light of upcoming maturities.  Why didn’t the refinancing proceed?

The refinancing did not proceed because, as part of the diligence we conducted and that was conducted by potential refinancing lenders, a quality-of-earnings report was requested of and promised by First Brands, but it was never delivered.

How much do fees from Point Bonita contribute to Jefferies’ results?

Management and incentive fees from Point Bonita are immaterial to Jefferies, with total fees in the last twelve months ended August 31, 2025, equaling only 0.8% of Jefferies’ net revenues for the same period.

What can you tell us about the $48 million of First Brands term loans held by the CLOs managed by Jefferies Finance LLC?

Jefferies Finance’s exposure is indirect and minimal.  As a reminder, Jefferies Finance is a joint venture owned 50/50 by MassMutual and Jefferies that we have built and operated together since 2004.  Through its asset management subsidiary, Apex Credit Partners, Jefferies Finance manages $4.2 billion of CLOs. Those CLOs own $48 million principal amount of First Brands’ term loans, which represent approximately 1% of their assets, and the current market value is about $17 million.  This excludes any economic benefit to be realized by the reinvesting Apex CLOs that participated in $8.8 million of the DIP financing.  Jefferies’ indirect economic exposure to First Brands through those CLOs equals approximately $2 million.  Jefferies Finance is otherwise entirely unaffected by this, is performing well and is financially strong.

In closing, let us first thank you for reading this note.  We take this matter extremely seriously and will do everything in our power to recover the money and assets that are rightfully owned by our co-investors in Point Bonita.

We hope you come away with a better understanding of the facts and, in particular, the fact that, no matter what the ultimate outcome is, this episode, while extremely unfortunate and disappointing, is manageable and any losses will be readily absorbable.

And even more, we hope that our announcement with SMBC and our third quarter results, as well as this note, give you a feel for our strongly held belief that Jefferies is experiencing significant momentum and how positive our prospects are at this juncture.

We have a tremendous firm; remarkable and loyal clients; 6,000 of the best teammates in the entire industry who will continue to propel Jefferies to be even bigger and better; the most respected strategic partners; an entrenched and important position in the global financial-services industry; and a burning desire to build and be the best global investment banking firm for the benefit of all our clients and stakeholders.

We look forward to speaking with many of you on Thursday morning at our Annual Investor Meeting.

Rich Handler and Brian Friedman

About Jefferies Financial Group Inc.

Jefferies is a leading, global, full-service investment banking and capital markets firm.  With more than 40 offices around the world, we offer insights and expertise to investors, companies and governments.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about our future and statements that are not historical facts. These forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “may,” “intend,” “outlook,” “will,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which will change over time. Forward-looking statements may contain beliefs, goals, intentions and expectations regarding revenues, earnings, operations, arrangements and other results, and may include statements of future performance, plans, and objectives. Forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update any forward‐looking statements. Furthermore, because forward‐looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain, the actual results or outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results or outcomes to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

For inquiries, please contact:
Jonathan Freedman
mediacontact@jefferies.com